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                                                                   Exhibit 99.B.

[MASSMUTUAL LETTERHEAD APPEARS HERE]

April 20, 1998

Massachusetts Mutual Life Insurance Company
1295 State Street
Springfield, MA 01111

RE: Post-Effective Amendment No. 3 to Registration Statement
    No. 33-89798 filed on Form S-6

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 3 to Registration Statement No. 33-89798 under the Securities Act of 1933 for Massachusetts Mutual Life Insurance Company's ("MassMutual") Flexible Premium Variable Whole Life Insurance Policies (the "Policies"). Massachusetts Mutual Variable Life Separate Account I issues the Policies.

As counsel for MassMutual, I provide legal advice to MassMutual in connection with the operation of its variable products. In such role I am familiar with the Post-Effective Amendment for the Policies. In so acting, I have made such examination of the law and examined such records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. I am of the following opinion:

1. MassMutual is a valid and subsisting corporation, organized and operated under the laws of the Commonwealth of Massachusetts and is subject to regulation by the Massachusetts Commissioner of Insurance.

2. Massachusetts Mutual Variable Life Separate Account I is a separate account validly established and maintained by MassMutual in accordance with Massachusetts law.

3. All of the prescribed corporate procedures for the issuance of the Policies have been followed, and all applicable state laws have been complied with.

I hereby consent to the use of this opinion as an exhibit to this Post-Effective Amendment.

                                  Very truly yours,

                                  /s/ Richard M. Howe
                                  Richard M. Howe
                                  Second Vice President & Assoc. General Counsel Massachusetts Mutual Life Insurance Company